Exhibit 99.1

PMV Pharmaceuticals Reports First Quarter 2026 Financial Results and Corporate Highlights

•
Rezatapopt granted Orphan Drug Designation by the U.S. Food and Drug Administration for the treatment of TP53 Y220C positive ovarian cancer

•
New England Journal of Medicine published first-in-human rezatapopt data showing selective reactivation of mutant p53 in advanced solid tumors

•
Rezatapopt New Drug Application submission for platinum-resistant/refractory ovarian cancer planned in first quarter of 2027

•
Cash, cash equivalents, and marketable securities of $93.5 million as of March 31, 2026 providing expected cash runway to end of second quarter of 2027

PRINCETON, N.J., May 12, 2026 (GLOBE NEWSWIRE) -- PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53, today reported financial results for the first quarter ended March 31, 2026, and provided a corporate update.

“The first quarter was one of continued execution as we advance the PYNNACLE study and remain on track to target an NDA submission for rezatapopt for platinum‑resistant/refractory ovarian cancer in the first quarter of 2027,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “We are also encouraged by the publication of the PYNNACLE Phase 1 results in the New England Journal of Medicine, which underscores the scientific innovation behind rezatapopt and highlights its potential to address a significant unmet medical need. Patients with TP53 Y220C advanced solid tumors, including platinum resistant ovarian cancer, experience poor outcomes despite available therapies.”

PYNNACLE Phase 2 Monotherapy Update:

•
Enrollment is on track in the Phase 2 monotherapy portion of the PYNNACLE clinical trial. The multicenter, single-arm, registrational Phase 2 study is assessing rezatapopt as monotherapy at a dose of 2000 mg once-daily in patients with TP53 Y220C advanced solid tumors.

•
PMV Pharma anticipates submitting a New Drug Application (NDA) for rezatapopt in platinum-resistant/refractory ovarian cancer patients with a TP53 Y220C mutation in the first quarter of 2027.

Corporate Highlights:

•
Updated Phase 2 PYNNACLE clinical results evaluating rezatapopt were featured in an oral presentation at the 2026 Society of Gynecologic Oncology Annual Meeting on Women's Cancer on April 12, 2026.
o
Confirmed responses were observed in platinum-resistant/refractory ovarian cancer patients with a TP53 Y220C mutation
▪
Overall response rate (ORR) of 44% (32/72 patients) per investigator assessment according to Response Evaluation Criteria in Solid Tumors

Exhibit 99.1

(RECIST) version 1.1, including one confirmed complete response, 31 confirmed partial responses.
▪
The median time to response was 1.3 months and the median duration of response was 8.2 months.
▪
Post the March 29, 2026 data cutoff, two additional patients achieved unconfirmed partial responses (uPRs), bringing the ORR to 46% (34/74).

•
Phase 1 results from the ongoing Phase 1/2 PYNNACLE study were published in the New England Journal of Medicine, “Phase 1 Study of Rezatapopt, a p53 Reactivator, in TP53 Y220C-Mutated Tumors.” The manuscript highlighted that rezatapopt demonstrated antitumor activity in heavily pretreated patients across multiple solid tumor types which provided proof-of-concept for p53 reactivation. Clinical activity and biomarker data were consistent with selective binding to the Y220C pocket and restoration of wild-type p53 tumor suppressor function.

•
The U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation (ODD) to rezatapopt for the treatment of TP53 Y220C positive ovarian cancer, fallopian tube cancer, and primary peritoneal cancer. The FDA provides ODD status to drugs intended for the safe and effective treatment, diagnosis, or prevention of rare diseases that affect fewer than 200,000 people in the U.S. Benefits of the designation may include exemption from certain FDA fees, financial incentives for qualified clinical development, and seven years of market exclusivity in the U.S. if the treatment is approved.

First Quarter 2026 Financial Results

PMV Pharma ended the first quarter with $93.5 million in cash, cash equivalents, and marketable securities, compared to $112.9 million as of December 31, 2025. Net cash used in operations was $19.7 million for the three months ended March 31, 2026, compared to $18.3 million for the three months ended March 31, 2025.

•
Net loss for the quarter ended March 31, 2026, was $18 million compared to $17.4 million for the quarter ended March 31, 2025. The net loss increase was primarily due to the benefit received from the sale of NOL carryforwards in Q1 2025, offset by decreased research and development (R&D) costs.
•
R&D expenses were $15.3 million for the quarter ended March 31, 2026, compared to $17.4 million for the quarter ended March 31, 2025. The decrease in R&D expenses was primarily due to decreased contractual research organization costs for the advancement of the rezatapopt program.
•
General and administrative (G&A) expenses were $3.7 million for the quarter ended March 31, 2026, compared to $4.1 million for the quarter ended March 31, 2025. The decrease in G&A expenses was primarily due to reduced personnel expenses and a decrease in finance and legal support costs.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C

Exhibit 99.1

mutation and Orphan Drug Designation for the treatment of TP53 Y220C positive ovarian cancer, fallopian tube cancer, and primary peritoneal cancer.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the clinical trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C and KRAS wild-type advanced solid tumors, conducted across approximately 70 sites.

For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option as a monotherapy, expectations regarding timing, enrollment status and success of the Phase 2 portion of the current clinical trial for rezatapopt and filing of a New Drug Application (NDA) for platinum-resistant/refractory ovarian cancer, the benefits of FDA’s grant of Orphan Drug Designation (ODD) for rezatapopt, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities, including the successful filing of NDAs, and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, maintenance by the Company of ODD status and related benefits for rezatapopt, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have

Exhibit 99.1

on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2026, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Exhibit 99.1

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$ 39,130	$ 37,983
Marketable securities, current	54,419	74,960
Prepaid expenses and other current assets	2,231	2,284
Total current assets	95,780	115,227
Property and equipment, net	203	237
Right-of-use assets	283	801
Other assets	296	297
Total assets	$ 96,562	$ 116,562
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 1,631	$ 3,155
Accrued expenses	6,671	7,857
Operating lease liabilities, current	293	403
Total current liabilities	8,595	11,415
Operating lease liabilities, noncurrent	—	435
Total liabilities	8,595	11,850
Stockholders’ equity:
Additional paid-in capital	552,474	551,082
Accumulated deficit	(464,492)	(446,454)
Accumulated other comprehensive income	(15)	84
Total stockholders’ equity	87,967	104,712
Total liabilities and stockholders’ equity	$ 96,562	$ 116,562

Exhibit 99.1

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$ 15,330	$ 17,441
General and administrative	3,689	4,123
Total operating expenses	19,019	21,564
Loss from operations	(19,019)	(21,564)
Other income (expense):
Interest income, net	980	1,935
Other income (expense), net	1	(4)
Total other income	981	1,931
Loss before (benefit) provision for income taxes	(18,038)	(19,633)
(Benefit) provision for income taxes	—	(2,197)
Net loss	(18,038)	(17,436)
Unrealized loss on available for sale investments, net of tax	(101)	(62)
Foreign currency translation gain	2	7
Total other comprehensive loss	(99)	(55)
Total comprehensive loss	$ (18,137)	$ (17,491)

Net loss per share -- basic and diluted	$ (0.34)	$ (0.34)
Weighted-average common shares outstanding	53,331,766	51,952,062

Contacts

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com